Exhibit 23.2


   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                         ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Intel Corporation 2006 Equity Incentive Plan, of our reports dated February 21, 2006, with respect to the consolidated financial statements and schedule of Intel Corporation, Intel Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Intel Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

San Jose, California
June 19, 2006